SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 28, 2006

TECHNEST HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-27023	88-0357272
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One McKinley Square, Fifth Floor, Boston, MA 02109

(Address of principal executive offices) (Zip Code)

276 Washington Street, No. 367, Boston, MA 02108

(Mailing Address)

(617) 722-9800
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below).

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 Non-Reliance On Previously Issued Financial Statements Or A Related Audit Report Or Completed Interim Review.

On September 28, 2006, Technest Holdings, Inc. (the “Company" or “Technest”), as part of its analysis of comments made by the staff (the "Staff") of the Securities and Exchange Commission (the "SEC") during the Staff's review of a registration statement filed by the Company (Registration File No. 333-130617), determined, through its authorized officers and after consultation with its independent registered public accounting firm, that the Company needed to restate its financial statements for matters discussed later in this Report for the six month transition period ended June 30, 2005 and the quarterly periods ended September 30, 2005, December 31, 2005 and March 31, 2006 and that those financial statements should not be relied upon.

Investors, potential investors and other readers of the Company's SEC filings are cautioned not to rely on the Company's financial statements for the six month transition period ended June 30, 2005 and the quarterly periods ended September 30, 2005, December 31, 2005 and March 31, 2006 to the extent they are affected by the accounting issues described in this Report. The restatement of financial statements for the six month transition period ended June 30, 2005 has been filed with our Annual Report on Form 10-KSB for the period ended June 30, 2006 filed with the SEC on October 13, 2006. The restatement of the financial statements for the quarter ended September 30, 2005 has been filed with our Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006 filed with the SEC on November 14, 2006. The Company’s quarterly reports for the periods ended December 31, 2005 and March 31, 2006 have been amended to reflect the restatement and filed with the SEC on January 24, 2007. The authorized officers of the Company have discussed the matters set forth in this Report with its independent registered public accounting firm.

Restatement for Inclusion of EOIR from February 14, 2005

On August 17, 2005, pursuant to a Stock Purchase Agreement with Markland Technologies, Inc. (“Markland”), Technest’s majority stockholder, Technest purchased all of the outstanding stock of E-OIR Technologies, Inc., (“EOIR”), formerly one of Markland’s wholly-owned subsidiaries. As consideration for the stock of EOIR, Technest issued 12 million shares of its common stock to Markland. Markland’s ownership of Technest increased, at the time of the transaction, from 85% to approximately 98% on a primary basis and from 39% to approximately 82% on a fully diluted basis (assuming the conversion of all convertible securities and the exercise of all warrants to purchase Technest common stock). Accordingly, this reorganization did not result in a change of control of EOIR and Technest did not need stockholder consent in order to complete this reorganization.  Since this was a transaction between entities under common control, in accordance with SFAS No. 141, “Business Combinations”, Appendix D, the Company recorded the net assets of EOIR at their carrying value on the date Technest came into Markland’s control group, February 14, 2005 and the Company has restated its financial statements to include EOIR from this date. Markland acquired EOIR on June 29, 2004.

Restatement for Derivative Financial Instruments

Technest also corrected its accounting for derivative financial instruments to conform to the requirements of Statements of Financial Accounting Standards ("SFAS") No. 133, as amended, and Emerging Issues Task Force No. ("EITF") 00-19. For certain warrants issued by Technest in February 2005, Technest could not conclude that the warrants were able to be settled in unregistered shares of common stock due to liquidated damage provisions in registration rights agreements. Therefore, the warrants did not meet the requirements for classification as equity instruments. Instead, the warrants were recorded as liabilities and carried at fair value. Fair value adjustments to these derivative liabilities are charged (credited) to the statement of operations.

The impact of the restatement on the financial statements for the six months ended June 30, 2005 to include EOIR from February 14, 2005 and to correct the accounting for the warrants is as follows:

	As originally stated	Impact of EOIR	Impact of derivatives	Total impact of restatement
Net loss	$(2,728,639)	$(1,085,248)	$(30,212,400)	$(31,297,648)

Net loss applicable to common stockholders	$(4,903,487)	$(1,085,248)	$(30,627,400)	$(31,712,648)

Net loss applicable to common stockholders per common share	$(3.02)	$2.46	$(2.86)	$(0.40)

The net loss applicable to common stockholders per common share increased from ($3.02) to ($3.42) as a result of the acquisition of EOIR, the correction of the accounting for the warrants and the resulting restatement described above. Although the net loss applicable to common stockholders increased from ($4,903,487) to ($36,616,135), the additional 12,000,000 shares of common stock issued in the acquisition of EOIR increased the weighted average number of common shares outstanding from 1,624,918 to 10,691,584. The impact of the increased weighted average common shares outstanding significantly offset the additional net loss resulting in a small net increase in net loss applicable to common stockholders per common share.

On September 30, 2005, Technest amended the terms of the registration rights agreement such that any liquidated damages would only be payable in common stock. As a result of this amendment, the Company was able to conclude that the settlement of the warrants in unregistered shares was no longer uneconomic. Therefore, on September 30, 2005, the then fair value of the warrants, $1,917,127, was reclassified from derivative liabilities to additional paid-in capital.

In the three months ended September 30, 2005 changes in the fair value of the warrants recorded as derivative income in the statements of operations was $25,046,489.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TECHNEST HOLDINGS, INC.

By:	/s/ Gino M. Pereira

Chief Financial Officer

Date: January 24, 2007